Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST REPORTS
FIRST QUARTER 2007 FINANCIAL RESULTS
SAN DIEGO, Calif. – May 2, 2007 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the first quarter ended March 31, 2007.
Highlights:
•	Quarterly total revenues increased 58.7% to $69.5 million from $43.8 million in the first quarter 2006

•	Quarterly funds from operations (FFO) per diluted share increased 35.1% to $0.50 per share versus the first quarter 2006

•	Total assets increased 115.4% to $2.8 billion from March 31, 2006

•	Acquired 81,204 square foot office and laboratory facility in the Torrey Pines submarket of San Diego, which is fully leased to Vertex Pharmaceuticals

•	Executed new 15-year leases with Illumina, Inc. for approximately 195,000 square feet of space at our Towne Centre Drive property in San Diego, including a new 84,000 square foot state-of-the-art research facility to be constructed and an extension of Illumina’s current 109,270 square foot lease for its adjacent corporate headquarters and research facility

•	Issued 9.2 million shares of 7.375% Series A Cumulative Redeemable Preferred Stock, raising $222.4 million in net proceeds

•	Increased quarterly common stock dividend by 6.9% to $0.31 per share
“Our core portfolio allowed us to deliver another solid quarter, highlighted by significant increases in assets, revenues and funds from operations,” commented Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust. “With our conservative balance sheet, we are poised to capitalize on the numerous opportunities in our redevelopment and development portfolio, and remain focused on our mission of being the leading provider of real estate to the life science industry in order to drive shareholder value.”

First Quarter 2007 Financial Results
Total revenues for the first quarter of 2007 increased 58.7% to $69.5 million from $43.8 million in the first quarter of 2006. Net income available to common stockholders for the first quarter of 2007 increased 255.6% to $16.0 million, compared to $4.5 million in the first quarter of 2006. Net income per diluted share available to common stockholders increased 150.0% to $0.25 for the first quarter of 2007 from $0.10 in the first quarter of 2006. The increases in net income and FFO for the first quarter of 2007 included the effect of a $4.8 million lease termination fee related to the company’s Elliott Avenue property, partially offset by costs associated with abandoned acquisitions included in general and administrative expenses. The lease termination fee exceeded the rent that would have been recognized during the first quarter had the company not terminated the lease by approximately $4.0 million, or $0.06 per diluted share.
FFO increased 89.0% to $34.2 million for the first quarter of 2007 from $18.1 million in the first quarter of 2006. FFO per diluted share increased 35.1% to $0.50 for the first quarter of 2007 compared to $0.37 in the first quarter of 2006.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and a definition of FFO are included at the end of this release.
Financing Activity
On January 18, 2007, BioMed Realty Trust issued 9.2 million shares of 7.375% Series A Cumulative Redeemable Preferred Stock for $25.00 per share, resulting in net proceeds of $222.4 million. Proceeds from the offering were primarily used to repay outstanding indebtedness under the company’s $500 million unsecured revolving credit facility.
As of March 31, 2007, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $388.9 million, excluding $12.8 million of debt premium, and a weighted-average interest rate of 5.4% at quarter-end; a $250 million secured term loan, for which the company, through an interest rate swap, has fixed the interest rate at 6.4% until the loan matures in 2010; $175 million aggregate principal amount of 4.50% exchangeable senior notes due 2026; $62.9 million in outstanding borrowings under the company’s $500 million unsecured revolving credit facility, with a weighted-average interest rate of 6.7% at quarter-end; and

$324.8 million in outstanding borrowings under the company’s $550 million acquisition and construction loan secured by the Center for Life Science | Boston property, with a weighted-average interest rate of 6.6% at quarter-end. The company’s debt to total market capitalization ratio was 37.3% at March 31, 2007.
Portfolio Update
During the quarter, the company acquired one property, an 81,204 square foot office and laboratory facility located in the Torrey Pines submarket of San Diego, California. The property was acquired for $33.0 million, excluding closing costs.
Also during the quarter, the company announced two new leases with Illumina at its Towne Centre Drive property in San Diego, California. Under the new leases, Illumina will expand into a new 84,000 square foot state-of-the-art building to be constructed by BioMed at the property. BioMed expects to complete construction in the third quarter of 2008. Once completed and occupied, Illumina will lease the new building for a 15-year term. In addition, Illumina extended its lease for the 109,270 square feet it currently occupies at Towne Centre Drive by nine years to 2023 to correspond with the new 15-year lease.
As of March 31, 2007, BioMed Realty Trust owned or had interests in 57 properties, located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. The company’s operating portfolio included 6.6 million rentable square feet that was 94.8% leased to 106 tenants at March 31, 2007. The remaining 1.3 million square feet of space was available for redevelopment. In addition, the company had properties under construction that will total approximately 1.2 million rentable square feet following completion and undeveloped land that management estimates can support up to 1.2 million rentable square feet of laboratory and office space.
Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a first quarter 2007 dividend of $0.31 per share of common stock, a 6.9% increase from the previous quarterly dividend of $0.29 per share, and a dividend of $0.45582 per share of the company’s Series A preferred stock for the period from the original issue date of January 18, 2007 through April 16, 2007. These dividends were paid on April 16, 2007 to stockholders of record at the close of business on March 30, 2007.

Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, May 3, 2007 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (866) 770-7146 (domestic) or (617) 213-8068 (international) with call ID number 67489166. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, May 3, 2007 through midnight Pacific Time on Tuesday, May 8, 2007 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code 15710998.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty Trust owns or has interests in 66 properties, representing 99 buildings with approximately 8.4 million rentable square feet, as well as approximately 1.6 million square feet of development in progress. These properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Investments in real estate, net	$2,536,428	$2,457,538
Investment in unconsolidated partnership	2,429	2,436
Cash and cash equivalents	18,711	25,664
Restricted cash	6,912	6,426
Accounts receivable, net	4,669	5,985
Accrued straight-line rents, net	24,348	20,446
Acquired above market leases, net	6,899	7,551
Deferred leasing costs, net	127,409	129,322
Deferred loan costs, net	16,289	17,608
Prepaid expenses	3,842	3,627
Other assets	41,772	16,039

Total assets	$2,789,708	$2,692,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$401,680	$403,836
Secured construction loan	324,796	286,355
Secured term loan	250,000	250,000
Exchangeable senior notes	175,000	175,000
Unsecured line of credit	62,860	228,165
Security deposits	6,762	7,704
Dividends and distributions payable	25,503	19,847
Accounts payable, accrued expenses, and other liabilities	65,061	62,602
Acquired below market leases, net	24,994	25,101

Total liabilities	1,336,656	1,458,610
Minority interests	19,179	19,319
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
Series A cumulative redeemable preferred stock, 7.375%, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at March 31, 2007	222,413	—
Common stock, $.01 par value, 100,000,000 shares authorized, 65,454,789 and 65,425,598 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	654	654
Additional paid-in capital	1,273,362	1,272,243
Accumulated other comprehensive income	8,287	8,417
Dividends in excess of earnings	(70,843)	(66,601)

Total stockholders’ equity	1,433,873	1,214,713

Total liabilities and stockholders’ equity	$2,789,708	$2,692,642

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Rental	$48,069	$31,178
Tenant recoveries	16,619	12,609
Other income	4,780	6

Total revenues	69,468	43,793

Expenses:
Rental operations	13,209	9,543
Real estate taxes	5,968	4,242
Depreciation and amortization	17,391	13,361
General and administrative	5,343	4,347

Total expenses	41,911	31,493

Income from operations	27,557	12,300
Equity in net income of unconsolidated partnership	22	20
Interest income	231	160
Interest expense	(6,852)	(7,784)

Income before minority interests	20,958	4,696
Minority interests in consolidated partnerships	—	54
Minority interests in operating partnership	(715)	(276)

Net income	20,243	4,474
Preferred stock dividends	(4,194)	—

Net income available to common stockholders	$16,049	$4,474

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.25	$0.10

Weighted-average common shares outstanding:
Basic	65,289,950	46,369,605

Diluted	68,231,124	49,518,010

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net income available to common stockholders	$16,049	$4,474
Adjustments
Minority interests in operating partnership	715	276
Depreciation and amortization – real estate assets	17,411	13,381

Funds from operations	$34,175	$18,131

Funds from operations per share — diluted	$0.50	$0.37

Weighted Average Common Shares Outstanding — diluted	68,231,124	49,518,010

We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides an operating performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.